                                  SCHEDULE 14A

                    Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                              (Amendment No.     )

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2

                         Nu Horizons Electronics Corp.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


                         Nu Horizons Electronics Corp.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(ii), 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)3.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1.)Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    2.) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------

 4.) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:  __________________________________________
  2) Form, Schedule or Registration Statement No.:  ____________________
  3) Filing Party:  ____________________________________________________
  4) Dated Filed:   ____________________________________________________

                         NU HORIZONS ELECTRONICS CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 22, 1995


To the Stockholders of
NU HORIZONS ELECTRONICS CORP.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NU HORIZONS ELECTRONICS CORP. will be held on Friday, September 22, 1995 at the de Seversky Conference Center, Northern Boulevard, Old Westbury, New York at 10:30 a.m. (the "Annual Meeting"), for the following purposes:

1.) To elect two directors comprising the Class II Directors to serve until the 1998 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.) To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on August 11, 1995 shall be entitled to vote at the Annual Meeting.

IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR SHARES MAY BE VOTED FOR YOU AS SPECIFIED.

                                By Order of the Board of Directors,



                                Richard S. Schuster
                                Secretary


Dated:  Amityville, New York
        August 14, 1995

                         NU HORIZONS ELECTRONICS CORP.
                          6000 New Horizons Boulevard
                          Amityville, New York  11701


                         ----------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               September 22, 1995

                              -------------------


                                PROXY STATEMENT

   The Annual Meeting of Stockholders of NU HORIZONS ELECTRONICS CORP. (the "Company") will be held on Friday, September 22, 1995 at the de Seversky Conference Center, Northern Boulevard, Old Westbury, New York at 10:30 a.m. for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting and at any and all adjournments of such meetings.

   If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing the proxy may revoke it prior to its exercise either by letter directed to the Company or in person at the Annual Meeting.

   This Proxy Statement has been mailed on or about August 14, 1995 to all stockholders as of the Record Date.

VOTING RIGHTS

   On August 11, 1995 (the "Record Date"), the Company had outstanding 7,738,751 shares of one class of voting securities, namely shares of Common Stock, $.0066 par value. Stockholders are entitled to one vote for each share registered in their names at the closed of business on the Record Date. The affirmative vote of a majority of the votes cast at the meeting is required for approval of each matter to be submitted to a vote of the shareholders. For purposes of determining whether proposals have received a majority vote, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. Therefore, abstentions and broker non-votes will have no effect on the vote, but will be counted in the determination of a quorum.

                               SECURITY OWNERSHIP

   The following table sets forth as of the Record Date certain information with regard to ownership the Company's Common Stock by (i) each beneficial owner of 5% or more of the Company's Common Stock; (ii) each director and executive officer named in the "Summary Compensation Table" below; and (iii) all executive officers and directors of the Company as a group:

                                  Amount and Nature
Name and Address                 of Beneficial Owner      Percent of
of Beneficial Owner                 of Common Stock         Class
- -------------------              --------------------     ----------

Paul Durando                         12,293 (5)(6)           -
6000 New Horizons Blvd.
Amityville, NY

Irving Lubman                       192,203 (3)(4)           2.4%
6000 New Horizons Blvd.
Amityville, NY

Arthur Nadata                       347,257 (2)(3)(4)        4.4%
6000 New Horizons Blvd.
Amityville, NY

Richard S. Schuster                 366,175 (3)(4)           4.7%
6000 New Horizons Blvd.
Amityville, NY

Harvey R. Blau                       10,408 (8)              -
100 Jericho Quadrangle
Jericho, NY

Herbert M. Gardner                   10,195 (8)              -
26 Broadway
New York, NY

David Siegel                         33,774 (7)              -
2131 Newbridge Rd.
Bellmore, NY

Directors and Officers              972,305 (8)             11.5%
as a Group (8 Persons)


(1) Unless otherwise indicated, no director beneficially owns more than 1% of the Company's outstanding common stock.

(2) Includes 45,398 shares held by his children as to which Mr. Nadata disclaims beneficial ownership.

(3) Includes options exercisable within 60 days for 61,967 shares of common stock under the Company's Key Employees Stock Option Plan and the 1994 Stock Option Plan.

(4) Includes 13,592 shares of fully vested common stock owned through the Employees Stock Ownership Plan, which include voting power. These Officers are also Trustees of the Plan.

(5) Includes options exercisable within 60 days for 10,000 shares of common stock under the Company's Key Employees Stock Option Plan and the 1994 Stock Option Plan.

6) Includes 2,293 shares of fully vested common stock owned through the Employee's Stock Ownership Plan, which include voting power.

(7) Includes options exercisable within 60 days for 10,000 shares of common stock under the Company's Outside Director Stock Option Plan and 20,381 shares held by his wife as to which Mr. Siegel disclaims beneficial ownership.

(8) Includes options exercisable within 60 days for 10,000 shares of common stock under the Company's Outside Director Stock Option Plan.


                             ELECTION OF DIRECTORS

   The Company's Certificate of Incorporation provides for a Board of Directors consisting of not less than three nor more than eleven directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. The following table sets forth the directors of the Company.

    Class I                      Class II               Class III
(To Serve Until the           (To Serve Until the     (To Serve Until the
Annual Meeting of              Annual Meeting of       Annual Meeting of
Stockholders in 1997)        Stockholders in 1995)   Stockholders in 1996)
- ---------------------        ----------------------  ---------------------

        Paul Durando            Harvey Blau (1)         Irving Lubman
      Herbert Gardner (1)     Richard S. Schuster       Arthur Nadata
       David Siegel (1)

(1) Member of Compensation and Audit Committees.



   The two directors in Class II are to be elected to hold office until the Annual Meeting of Stockholders in 1998 or until their successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as directors of the aforesaid nominees, unless any such nominee shall be unavailable, in which event such shares my be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

   The following information is submitted with respect to the nominees for election at the Annual Meeting:

                                                 Principal                  Director
Name                       Age                   Occupation                  Since
- ----                       ---                   ----------                  -----

Richard S. Schuster         47          Vice President and Secretary         1982
                                        of the Company; President of NIC
                                        Components Corp.

Harvey R. Blau              59          Chairman of the Board                1984
                                        of Griffon Corporation and
                                        Aeroflex Incorporated

   The following information is submitted with respect to the five directors who are not nominees at the the Annual Meeting.

                                                 Principal                  Director
Name                       Age                   Occupation                  Since
- ----                       ---                   ----------                  -----


Irving Lubman              56           Chairman of the Board                  1982
                                        of the Company

Arthur Nadata              49           President of the Company               1982


Paul Durando               51           Vice President-Finance                 1994
                                        of the Company

Herbert M. Gardner         53           Senior Vice President                  1984
                                        Janney Montgomery Scott Inc.
                                        and Chairman of the Board
                                        of ESI Industries, Inc.

David Siegel               67           President of Quantech                  1991
                                        Electronics

Present Occupations of Directors

      IRVING LUBMAN has been Chief Executive Officer and Chairman of the Board since October 1982. Mr. Lubman has been actively involved in electronic components distribution since 1957, when he joined Milgray Electronics Corp., holding the position of sales manager until 1968. From 1968 through October 1982, when he joined the Company, Mr. Lubman was corporate vice president of Diplomat Electronics Corp., also a distributor of electronic components.

      ARTHUR NADATA has been President, Treasurer and a Director since October 1982. Prior to joining the Company in October 1982, Mr. Nadata worked for eighteen years for Diplomat Electronics Corp. in various operational and sales positions of increasing responsibility, eventually becoming corporate vice president of sales and marketing.

      RICHARD S. SCHUSTER has been Vice President, Secretary and a Director since October 1982. For the seven years prior to joining the Company in November 1982, Mr. Schuster served as manager of Capar Components Corp., an importer and distributor of passive components, and a wholly-owned subsidiary of Diplomat Electronics Corp. For the six years prior to 1975, Mr. Schuster was employed by International Components Corp., responsible for production, engineering and sales of imported semiconductor and passive components.

      PAUL DURANDO has been Vice President, Finance since joining the Company in March 1991 and has been a Director since September 1994. Prior to joining the Company in March 1991, Mr. Durando served for six years as Executive Vice President of Sigma Quality Foods, Inc. From 1977 to 1984, he was Vice President, Operations of the Wechsler Coffee Corp. Mr. Durando was also associated with Deloitte Haskins & Sells for seven years.

      HERBERT M. GARDNER has been a Director of the Company since May 1984. For more than the past five years, Mr. Gardner has been Senior Vice President of Janney Montgomery Scott Inc., investment bankers and Underwriter of the Company's May 1984 public offering. Mr. Gardner is Chairman of the Board of ESI Industries, Inc., a director of Transmedia Network, Inc., TGC Industries Inc., Shelter Components Corp., Oneita Industries, Inc. and the Western Transmedia Company, Inc.

      HARVEY R. BLAU has been a director of the Company since May 1984. Mr. Blau has been a practicing attorney in the State of New York since 1961, and is a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York, counsel to the Company. Mr. Blau is Chairman of the Board of Griffon Corporation and Aeroflex Incorporated.

      DAVID SIEGEL has been a Director since September 1991. Mr. Siegel has been the President and a director of Quantech Electronics for the past five years. He is also on the boards of Kent Electronics, New England Micronetics and Surge Components. Mr. Siegel is one of the founders of Great American Electronics, a distribution company, and has been in the distribution business since 1954.

                                   MANAGEMENT

Officers of the Company

 The Company's executive officers are as follows:

      Name                         Position Held with the Company
      ----                         ------------------------------

      Irving Lubman.............    Chairman of the Board
      Arthur Nadata.............    President and Treasurer
      Richard S. Schuster.......    Vice President and Secretary
      Paul Durando..............    Vice President-Finance

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company to its Chief Executive Officer and each of the three remaining executive officers for the fiscal years ended February 28, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                 Long Term
                      Annual Compensation (1)    Compensation
                      -----------------------    ------------

                                                        Securities
                                                        Underlying
Name of Principal and   Fiscal                          Options      All Other (3)
      Position           Year     Salary      Bonus     SAR's (2)    Compensation
- ---------------------   ------    ------      -----     ---------    -------------
 Irving Lubman          1995     $214,022    $275,709    148,650        $11,673
 CEO, Chairman          1994      210,878     316,649       -            10,069
 of the Board           1993      200,000      94,486       -             8,100

 Arthur Nadata          1995     $214,022    $275,709    148,650        $ 9,464
 President and          1994      210,878     316,649       -            10,069
 Treasurer              1993      200,000      94,486       -             9,300

 Richard Schuster       1995     $214,022    $275,709    148,650        $12,249
 Vice President,        1994      210,878     316,649       -            10,069
 Secretary and          1993      200,000      94,486       -             8,130
 President, NIC
 Components Corp.

 Paul Durando           1995     $115,000    $10,000       10,000       $   850
 Vice President,        1994      105,000     10,000        7,500           850
 Finance                1993       95,000     10,000        8,268           850

                     SUMMARY COMPENSATION TABLE - Footnotes


    (1) No Other Annual Compensation is shown because the amounts of perquisites and other non-cash benefits provided by the Company do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

    (2) The Share quantities in this column give effect to 5% stock dividends declared by the Company on September 16, 1992 and March 9, 1993, as well as a 3:2 stock split declared on September 7, 1993.

    (3) The amounts disclosed in this column include the Company's contributions on behalf of the named executive officer to the Company's 401(K) retirement plan in amounts equal to a maximum of 1% of the executive officer's annual salary.


   Employment Contracts

    The Company has signed employment contracts (the "Contracts"), as amended, with three of its senior executives for a six year period expiring February 28, 1998. The Contracts specify a base salary of $200,000 for each officer, which shall be increased each year by the change in the consumer price index, and also entitles each of the officers to an annual bonus equal to 3.33% (10% in the aggregate) of the Company's consolidated earnings before income taxes. Benefits are also payable upon the occurrence of either a change in control of the Company, as defined, or the termination of the officer's employment, as defined. In the event the employee terminates his employment within six months after a change in control of the Company, he will receive a lump sum payment equal to three quarters of the remaining compensation under his employment agreement. The contracts also provide for certain payments of the executive's salaries, performance bonuses and other benefits in the event of death or disability of the officer for the balance of the period covered by the agreement.

    The following table sets forth certain information with respect to stock options granted to the officers named in the Summary Compensation Table during the fiscal year ended February 28, 1995.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                    Potential
                                                                 Realizable Value
                          % of                                      at Assumed
                          Total                                     Annual Rates
                         Options     Exercise                      of Stock Price
             Options    Granted to    Price       Expiration      Appreciation for
            Granted(1)  Employees  ($ per share)     Date        Entire Term (2) (3)
            ----------  ---------- -------------  ----------    --------------------
                                                                    5%      10%
                                                                    --      ---
I. Lubman    148,650     27.3%       7.454         5/27/99       $305,773 $697,168
A. Nadata    148,650     27.3%       7.454         5/27/99        305,773  697,168
R. Schuster  148,650     27.3%       7.454         5/27/99        305,773  697,168
P. Durando    10,000      1.8%       7.875         5/27/99         21,750   49,530
- ---------------------

Increase in market value of the Company's    5%(to $9.57/share)  10%(to $12.21/share)
Common Stock for all stockholders at
assumed annual rates of stock price
appreciation over five-year period
used in the table above (4)                  $16,001,100         $36,408,300
- ---------------------

               OPTIONS/SAR GRANTS IN LAST FISCAL YEAR - Footnotes


    (1) Options were granted for a term of five years, subject to earlier termination in certain events of termination of employment. Options become exercisable in four equal annual installments commencing one year from the date of grant.

    (2) These amounts represent assumed rates of appreciation which may not necessarily be achieved. The actual gains, if any, are dependent on the market value of the Company's stock at a future date as well as the option holder's continued employment throughout the vesting period. Appreciation reported is net of exercise price.

    (3) Potential Realizable Value is based on the assumed annual growth rates for the five-year option term. Annual growth of 5% results in a stock price of $9.51 per share and 10% results in a price of $12.14, per share for Messrs. Lubman, Nadata and Schuster and $10.05 and $12.83 respectively, for Mr. Durando. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock as well as the option holder's continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved. Appreciation reported is net of exercise price.

    (4) These amounts represent the increase in the market value of the Company's outstanding shares (approximately 7.73 million) as of February 28, 1995, that would result from the same stock price assumptions used to show the Potential Realizable Value for the named executive.
- ---------------------------

    The following table sets forth certain information as to each exercise of stock options during the fiscal year ended February 28, 1995 by the persons named in the Summary Compensation Table and the fiscal year end value of unexercised options:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR-END
                               OPTIONS/SAR VALUES

                                                                 Value of
                                                 Number of      Unexercised
                                                Unexercised    In-the-Money
                                                Options/SARs   Options/SARs
                                               at FY End (2)     at FY End
                      Shares                   --------------  -------------
                    Acquired on     Value       Exercisable/   Exercisable/
                     Exercise    Realized (1)  Unexercisable   Unexercisable
                    -----------  ------------  --------------  -------------

Irving Lubman            -           $  -           24,805        $163,713
                                                   148,650          25,000

Arthur Nadata            -              -           24,805         161,480
                                                   148,650          25,000

Richard Schuster         -              -           24,805         161,480
                                                   148,650          25,000

Paul Durando             -              -            7,500          15,675
                                                    10,000               0

   (1) Market value less exercise price, before payment of applicable federal or state taxes

   (2) The share quantities in this column give effect to 5% stock dividends declared by the Company on September 16, 1992 and March 6, 1993 and a 3 for 2 stock split declared by the Company on September 7, 1993


    Directors who are not employees of the Company receive a fee of $500 for each Board of Directors or Committee meeting attended. There were four meetings of the Board of Directors during the fiscal year ended February 28, 1995. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the committees thereof on which he served.

    For the fiscal year ended February 28, 1995, there was one meeting of the Audit Committee. The Company's Audit Committee is involved in discussions with the Company's independent public accountants with respect to the scope and results of the Company's year-end audit, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. During fiscal 1995, the Company had no standing Nominating Committee or any committee performing similar functions.

    Key Employees Stock Incentive Plan:

      The Company has a Key Employees Stock Incentive Plan ("Plan"), approved by the stockholders in 1984, as amended in September, 1987 which presently covers 712,765 shares of Common Stock. Options are currently outstanding for 377,392 shares and 426 shares are currently available for grant. The Plan is intended to provide an additional means of inducing executives and other "key salaried employees" of the Company (which is defined under Section 422 of the Internal Revenue Code) to join and remain with the Company by offering them a greater share of the Company's stock and a greater identification with the Company.

      The Board of Directors or a Committee which may be appointed and maintained by the Board shall have the power to administer the Plan. The Board or Committee shall have full power and authority: (i) to designate participants; (ii) to designate options or any portion thereof as Incentive Stock Options ("ISO"); (iii) to determine the terms and provisions of respective option agreements (which need not be identical) including, but not limited to, provisions concerning the time or times when and the extent to which the stock options ("Options") and Stock Appreciation Rights ("SARs") may be exercised and the nature and duration of restrictions as to transferability or constituting substantial risk forfeiture; (iv) to accelerate the right to an optionee to exercise in whole or in part any previously granted ISO including any options modified to qualify as ISO's; and (v) to interpret the provisions and supervise the administration of the Plan.

      The purchase price of each share subject to an Option or any portion thereof which has been designated by the Board or the Committee as an ISO shall not be less than 100% (or 110%, if at the time of grant the optionee owns more than 10% of the voting stock of the Company) in the case of options designated as ISO's or 85% in case of options not designated as incentive stock options, of the fair market value of such shares on the date the option is granted. In no event shall the option price be less than the par value of the stock.

   1994 Stock Option Plan:

      In September 1994, the Company's stockholders approved the 1994 Stock Option plan (the "Plan"), under which key employees and officers of the company, its subsidiaries and affiliates may be granted options to purchase an aggregate of 600,000 shares of the Company's Common Stock. The plan is administered by the Compensation Committee, consisting of at least three members of the Board of Directors. The committee, subject to provisions in the Plan, will designate, in its discretion, which persons are to be granted options, the number of shares subject to each option, and the period of each option. Each recipient must be an employee of the Company at the time of grant and throughout the period ending on the day three months before the date of exercise. Under the terms of the Plan, the exercise price of the shares subject to each option granted will be not less than 85% nor more than 100% of the fair market value at the date of grant, or 110% of such fair market value for options granted to any employee or director who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. Adjustments will be made to the purchase price in the event of stock dividends, corporate reorganizations, or similar events. During fiscal 1995, 310,000 options were granted under the Plan at exercise prices of $7.25 and $8.13. As of May, 18, 1995, no options to purchase shares under the 1994 Plan were exercisable and no options to purchase shares granted under the 1994 Plan have been exercised.

    Outside Director Stock Option Plan:

      In September 1994, the Company's stockholders approved the Outside Directors Stock Option Plan (the "Director Plan") which covers 150,000 shares of the Company's Common Stock. The primary purposes of the Director Plan are to attract and retain well-qualified persons for service as directors of the Company and to provide such outside directors with the opportunity to increase their proprietary interest in the Company's continued success and further align their interests with the interests of the stockholders of the Company through the grant of options to purchase shares of the Company's Common Stock. All directors of the Company who are not employees of the Company, of which there are presently three, are eligible to participate in the Director Plan. None of the non-employee directors are eligible to participate in any of the other compensation plans of the Company.

      Under the Director Plan, each non-employee Director ("Outside Director") received options to purchase 10,000 shares of Common Stock at a price of $8.25 per share (the price of shares of Common Stock on June 1, 1994) and henceforth, on the June 1 of each subsequent year, each non-employee director will be granted options to purchase 10,000 shares of Common Stock at a price equal to the closing price of the Common Stock on a national securities exchange upon which the Company's stock is listed or the average of the mean between the last reported "bid" and "asked" prices if the Common Stock is not so listed for the five business days immediately preceding the date of grant. Options awarded to each outside director shall vest in three equal installments over a period of two years, subject to forfeiture under certain conditions and shall be exercisable by the Outside Director upon vesting.

    Summary of Fiscal 1995 Stock Option Grants and Exercises:

      During fiscal 1995, the Company granted options to purchase 580,950 shares at prices ranging from $7.25 to $8.13 per share. Messrs. Lubman, Nadata and Schuster each received options to purchase 148,650 shares at prices ranging from $7.25 to $7.875 per share. Mr. Durando received options to purchase 10,000 shares at an exercise price of $7.875. Options to purchase 18,417 shares were exercised at prices ranging from $.90 to $2.11.

    Employee Stock Ownership Plan:

      In January 1987, the Company adopted an Employee Stock Ownership Plan ("ESOP" or "Plan"), which covers substantially all of the Company's employees. The ESOP is managed by three Trustees, Messrs. Lubman, Nadata and Schuster (the "Trustees"), who vote the securities held by the Plan (other than securities of the Company which have been allocated to employees' accounts).

      The annual contributions to the Plan are to be in such amounts as the Board of Directors in its sole discretion shall determine. Each employee who participates in the Plan has a separate account and the annual contribution by the Company to an employee's account is not permitted to exceed the lesser of $30,000 (or such other limit as may be the maximum permissible pursuant to the provisions of Section 415 of the Internal Revenue Code and Regulations issued hereunder) or 25% of such employee's annual compensation, as defined under the Plan. No contributions are required of, nor shall any be accepted from, any employee.

      All contributions to the Plan are invested in the Company's securities (except for temporary investments), the Trustees having the right to purchase the Company's securities on behalf of employees. The Trustees are considered the stockholder for the purpose of exercising all owners' and stockholders' rights, with respect to the Company's securities held in the Plan, except for voting rights which insure to the benefit of each employee who can vote all shares held in his account, even if said shares are not vested. Vesting is based upon an employee's years of service, employees generally becoming fully vested after six years.

      Benefits are payable to employees at retirement or upon death, disability or termination of employment, with payments commencing no later than sixty days following the last day of the Plan year in which such event occurred. Subject to the right of the employee to demand payment in the form of the Company's Common Stock, all benefits are payable in cash or in Common Stock, at the discretion of the Trustees.

      The Trustees are empowered to borrow funds for the purpose of purchasing the Company's securities. The securities so purchased are required to be held in an acquisition indebtedness account, to be released and made available for reallocation as principal is repaid. In May, 1988 the Company, on behalf of the ESOP, entered into a revolving credit agreement with its bank which provides for a $2,000,000 revolving line of credit at a percentage of the bank's prime rate until May 1, 1997. Direct borrowings under this line of credit are payable in forty-eight equal monthly installments commencing with the fiscal period subsequent to such borrowings. At February 28, 1995 the ESOP owned 295,818 shares at an average price of approximately $1.21 per share.

    401(k) Savings Plan

      The Company sponsors a retirement plan intended to be qualified under
    Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All non-union employees over age 21 who have been employed by the Company for at least six months are eligible to participate in the plan. Employees may contribute to the plan on a tax deferred basis up to 15% of their total annual salary, but in no event more than the maximum permitted by the Code ($9,240 in calendar 1994). Company contributions are discretionary. For the plan year ended February 28, 1994, the Company has elected to make matching contributions at the rate of $.25 per dollar contributed by each employee up to a maximum of 1% of an employee's salary vesting at the cumulative rate of 20% per year of service starting one year after commencement of service and, accordingly, after five years of any employee's service with Company, matching contributions by the Company are fully vested. As of February 28, 1995 approximately 152 employees had elected to participate in the plan. For the fiscal year ended February 28, 1995, the Company contributed approximately $61,500 to the plan, of which $1,500 was a matching contribution for each of Mr. Lubman, Mr. Nadata and Mr. Schuster and $850 for Mr. Durando.

    Compensation Committee Interlocks and Insider Participation

    The Company's Compensation Committee consisted during fiscal 1995 of Messrs. Gardner (Chairman), Blau and Siegel. Mr. Gardner is Senior Vice President of Janney Montgomery Scott, Inc., investment bankers, which acted as placement agent in connection with the Company's $15 million private placement of convertible subordinated notes in August 1994. Mr. Blau is a partner in the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. The Company has utilized, and anticipates that it will continue to utilize, the services of Blau, Kramer, Wactlar & Lieberman, P.C. as its general counsel.

        In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Company Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation of the Company's executive officers generally is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a Director who is not an employee of the Company or any of its affiliates. The following report with respect to certain compensation paid or awarded to the Company's executive officers during fiscal 1994 is furnished by the Compensation Committee.

    General Policies

    The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain management talent required to achieve aggressive corporate objectives in a rapidly changing industry, and thereby increase stockholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive compensation program includes a competitive base salary, coupled with, with respect to certain executives, a substantial cash bonus which is "at risk" based on the Company's earnings.

    Many of the Company's employees, including its executive officers, also are eligible to be granted stock options periodically in order to more directly align their interests with the long-term financial interests of the Company's stockholders.

    Relationship of Compensation to Performance

    The Compensation Committee annually establishes, subject to any applicable employment agreements, the salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Board of Directors takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock option plan maintained by the Company and its affiliates, and qualitative factors bearing on an individuals's experience, responsibilities, management and leadership abilities, and job performance.

    Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee of the Board of Directors under the Plans. Among the Company's executive officers, the number of shares subject to to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility.

    During fiscal 1995, options to purchase 148,650 shares each were granted to Messrs. Lubman, Nadata and Schuster and options to purchase 10,000 shares were granted to Mr. Durando under the Company's Stock Option Plan. Bonuses were paid to three executive officers, as set forth in the Summary Compensation Table, pursuant to the terms of their employment agreements with the Company and on a discretionary basis to the Paul Durando, the Company's Vice President, Finance and Director. This latter bonus was determined to be appropriate by the Compensation Committee in light of Mr. Durando's contributions to the Company's performance, his base salary level and the level of his management responsibilities.

    Compensation of Chief Executive Officer

    The Company has entered into an employment agreement with Irving Lubman, the Company's Chairman of the Board and Chief Executive Officer, pursuant to which Mr. Lubman receives a base salary of $200,000 and an incentive bonus equal to three and thirty-three one-hundreths percent (3.33%) of the Company's consolidated pre-tax earnings. In this way, Mr. Lubman's cash compensation is tied directly to the Company's profitability. In light of this employment agreement, the Compensation Committee was not required to make any decision regarding the cash compensation of Mr. Lubman. In fiscal 1995, the Company granted Mr. Lubman options to purchase 148,500 shares of Common Stock at an exercise price of $7.45 per share, which represented the market price of the Common Stock on the date of grant. In this way, Mr. Lubman's interest are directly aligned with the interests of the Company's stockholders. The Compensation Committee believes that these options are appropriate in light of Mr. Lubman's contribution to the Company and provide an incentive for Mr. Lubman to maximize long-term stockholder value.

           Herbert Gardner  - Chairman
           Harvey Blau
           David Siegel

    Compliance with Section 16(a) of the Securities Exchange Act

    Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers (the "NASD"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

    Based solely on the Company's review of the copies of the forms it has received, the Company believes that all Reporting Persons compiled on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 1995, except that Irving Lubman, Chairman of the Board; Arthur Nadata, President, Treasurer and Director; Richard Schuster, Vice President, Secretary and Director and Paul Durando, Vice President, Finance and Director, each failed to timely file one Form 4 relating to the vesting of shares of Common Stock under the Company's Employee Stock Ownership Plan.


                        COMPANY STOCK PERFORMANCE GRAPH

    The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (February 28, 1990 to February 28, 1995) with the cumulative total return of the NASDAQ Market Index (which includes the Company) and a peer group of companies selected by the Company for purposes of the comparison. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
   AMONG NU HORIZONS ELECTRONICS CORP., NASDAQ MARKET INDEX AND PEER GROUP **

                         Nu Horizons  NASDAQ
Measurement Period       Electronics  Market
(Fiscal Year Covered)       Corp.     Index   Peer Group
- ---------------------    -----------  ------  ----------

 Measurement Pt.

  FYE 2/28/90              $100.00    $100.00   $100.00
  FYE 2/28/91              $ 76.47    $104.75   $113.58
  FYE 2/29/92              $152.93    $115.76   $126.24
  FYE 2/28/93              $315.12    $115.95   $170.65
  FYE 2/28/94              $690.98    $147.74   $189.46
  FYE 2/28/95              $583.93    $141.05   $181.92


    Assumes $100 Invested on February 28, 1990 in Nu Horizons Electronics Common Stock, NASDAQ market Index and Peer Group. Peer group includes All American Semiconductor, Anthem Electronics Inc., Arrow Electronics Inc., Avnet Inc., Bell Industries Inc., Jaco Electronics Inc., Kent Electronics Corp., Marshall Industries, Milgray Electronics Inc., Pioneer Standard Electronics, Premier Industrial Corp., Sterling Electronics Corp., Western Microtechnology and Wyle Laboratories Inc.


    * Total Return Assumes Reinvestment of Dividends
    **Fiscal Year Ending February 28

                              INDEPENDENT AUDITORS


   Lazar, Levine & Company LLP acted as the Company's independent auditors for the fiscal year ended February 28, 1995 and has been selected by the Board of Directors, upon the recommendation of the Audit Committee, to continue to act as the Company's independent auditors in the Company's 1996 fiscal year.

   A representative of Lazar, Levine & Company LLP plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

   A copy of the Company's Annual Report of Stockholders for the fiscal year ended February 28, 1995 has been provided to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                             ADDITIONAL INFORMATION

   The Board of Directors does not have a standing nominating committee. The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

   The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to send in their proxies without delay.

   Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than June 1, 1996 to be considered for inclusion in the Company's next Proxy Statement.

   A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not considered proxy soliciting material.

                                        By Order of the Board of Directors,



                                        Richard S. Schuster
                                        Secretary

Dated:  Amityville, New York
        August 14, 1994

                         NU HORIZONS ELECTRONICS CORP.
- --------------------------------------------------------------------------------
                  BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING
                              September 22, 1995


   The undersigned hereby appoints Arthur Nadata and Richard S. Schuster or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in NU HORIZONS ELECTRONICS CORP., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held September 22, 1995 and any adjournments thereof.

The Board of Directors recommends a vote FOR the following proposals:

1.  Election of the following nominees, as set forth in the proxy statement:

[ ] FOR all nominees listed below (except as marked to the contrary below)

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

           HARVEY BLAU               RICHARD S. SCHUSTER

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

                ------------------------------------------------

2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

                                    (Continued and to be signed on reverse side)

    THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE HEREOF.

    PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE


   Dated:                   , 1995
                                           _______________________________[L.S.]


                                           _______________________________[L.S.]

                                           (Note: Please sign exactly as your
                                           name appears hereon. Executors,
                                           administrators, trustees, etc. should
                                           so indicate when signing, giving full
                                           title as such. If signer is a
                                           corporation, execute in full
                                           corporate name by authorizing
                                           officer. If shares are held in the
                                           name of two or more persons, all
                                           should sign.)